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                                                                      EXHIBIT 16


[LETTERHEAD OF DELOITTE & TOUCHE LLP]


March 18, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in the third paragraph in the section titled "Ratification of Appointment of Auditors" included in First Chicago NBD Corporation's Proxy Statement for the 1997 Annual Meeting of Stockholders.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte & Touche LLP



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